UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 1, 2014

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-34259	30-0513080
(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

(713) 403-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 21, 2014, Willbros Group, Inc. (the “Company”) announced its intention to restate its unaudited condensed consolidated financial statements for the quarterly period ended June 30, 2014 as a result of an error in the estimation process of a significant pipeline construction project located in the Company’s Northeast regional business within the Oil & Gas segment. In connection with its review of the pipeline business within the Oil & Gas segment, the Company identified an error in the timing of previously recognized pre-tax losses associated with another pipeline construction project. Specifically, the Company did not adequately perform project oversight reviews and monitor compliance with the Company’s policies and procedures around estimating total revenues, costs and profits at completion for this pipeline construction project. This project was completed during the quarterly period ended September 30, 2014. The amount of the adjustment necessary to correct the error will be estimated giving consideration to all material information relevant to the project through the date the Company’s financial statements are available to be reissued. Based on the Company’s current estimates, the accounting for the correction of the error, giving consideration to all project information to date, would result in the earlier recognition of an approximate $18.9 million charge to reduce contract profitability for the quarterly period ended March 31, 2014, of which $17.9 million was previously recognized during the quarterly period ended June 30, 2014. The Company’s review of this matter is ongoing and therefore these amounts are subject to change.

As a result of the error described above and after consultation with and based on the recommendation of management, on December 2, 2014, the Audit Committee of the Board of Directors of the Company determined that the Company’s unaudited condensed consolidated financial statements for the quarterly period ended March 31, 2014, which were included in the Company’s Form 10-Q for such period, should no longer be relied upon. As such, the Company will amend its Form 10-Q for such period to restate the unaudited condensed consolidated financial statements and to correct the error identified herein.

The Company has concluded that the control deficiency that failed to detect the error constitutes a material weakness in internal control over financial reporting for the quarterly period ended March 31, 2014. As such, the Company will include amendments to any disclosures pertaining to its evaluation of the adequacy of internal control over financial reporting and disclosure controls and procedures in connection with its amended Form 10-Q for the quarterly period ended March 31, 2014.

The Company will not file its Form 10-Q for the quarterly period ended September 30, 2014 or its amended 10-Q for the quarterly period ended June 30, 2014 until after the filing of its amended Form 10-Q for the quarterly period ended March 31, 2014. The Company expects to file these reports on or around December 15, 2014.

The Audit Committee of the Company’s Board of Directors and its executive officers have discussed the matters disclosed in Item 4.02 of this Form 8-K with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

Item 8.01. Other Events.

On December 1, 2014, the Company obtained certain waivers (the “Waiver”) under the Credit Agreement dated as of August 7, 2013 (as amended by the First Amendment dated as of December 12, 2013, the Second Amendment dated as of April 1, 2014 and the Third Amendment dated as of November 12, 2014, the “Term Loan Credit Agreement”), among the Company, certain subsidiaries of the Company, as guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions party thereto as lenders.

Pursuant to the Waiver, the lenders have waived any defaults or events of default under the Term Loan Credit Agreement as a result of the matters disclosed in Item 4.02 of this Current Report on Form 8-K, including non-compliance with the Minimum Interest Coverage Ratio covenant as of March 31, 2014, as a result of the restatement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: December 4, 2014	By:	/s/ Van A. Welch
Van A. Welch
Executive Vice President and
Chief Financial Officer